Exhibit  21.1
Subsidiaries of the Company

Avitar, Inc.
List of Subsidiaries

Avitar Technologies, Inc.

Avitar Industries, Inc. (formerly Managed Health Benefits Corporation)

Avitar Diagnostics, Inc.

BJR Security, Inc